Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Second Quarter 2012 Results

Revenue increases 1% compared to Q1 2012; Total Contract Value increases to $20.6 million

SEATTLE, WA — August 9, 2012 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the second quarter ended June 30, 2012.

Q2 2012 Highlights

•	Annual Contract Value increased 1% over Q1 2012

•	Blended Annual Contract Value per New Client up 25% to $9,527 vs. $7,597 Q2 2011

•	Revenue down 5% to $5.5 million vs. Q2 2011

•	Gross margin at 85% in Q2 2012 and Q2 2011

•	Adjusted EBITDA decreased to $846,000 vs. $921,000 in Q2 2011, and up 17% from Q1 2012

•	Net income of $72,000 vs. $235,000 in Q2 2011

Q2 2012 Operational Performance Summary

	Q2 12	Q1 12	Change%	Q2 11	Change%
Annual Contract Value (ACV) (in millions)	$18.6	$18.5	1%	$19.9	-7%
Content Licenses (in millions)	2.0	2.0	0%	2.1	-5%

Total Contract Value (in millions)	$20.6	$20.5	0%	$22.0	-6%
Total Clients	4,200	4,300	-2%	5,100	-18%
Annual Contract Value per Client (ACVC)	$4,431	$4,315	3%	$3,885	14%

Second Quarter 2012 Results

Compared to last year, second quarter revenues declined as expected by 5% from $5.8 million, and represents an accelerating improvement over the first quarter negative growth rate of 11% and the fourth quarter negative growth rate of 14%. Our year over year revenue declined due to the planned reduction of unprofitable contract value from non-strategic clients. Revenues increased nearly 1% compared to the first quarter of 2012 due to growth in ACV in the second quarter of 2012. We expect revenue growth rates to stabilize and begin to grow in the second half of 2012.

ACV declined by 7% to $18.6 million from $19.9 million a year ago, but increased 1% compared to the first quarter of 2012. The acquisition and retention of strategic client contracts continues to improve, driving the sequential quarterly growth in revenues and ACV. ACV represents the aggregate annual value of our subscription contracts. For more information about ACV, see “About Annual Contract Value (ACV)” below.

These improving results contributed to a noticeable change in our client count. In the second quarter, Onvia lost 100 net clients compared to 200 net clients in each of the previous two sequential quarters. We only experienced net client losses in subscriptions of less than $5,000 per year.

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Annual Contract Value per Client increased 14% from Q2 2011 to an average of $4,431 per client. ACVC improved in part by targeting more strategic clients and because renewals were weighted toward strategic clients with higher contract values.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter decreased to $846,000, compared to Adjusted EBITDA of $921,000 in the same year-ago period and increased by $123,000 compared to the first quarter of 2012. Net income was $72,000 or $0.01 cent per diluted share, compared to net income of $235,000 or $0.03 cents per diluted share in the second quarter of 2011. Adjusted EBITDA and net income were down compared to the same period last year primarily due to the planned reduction in unprofitable, non-strategic client contracts throughout 2011 which resulted in lower year over year revenues. Our current quarter results also include $95,000 of non-recurring expenses incurred to address Onvia’s proxy contest earlier in the quarter.

At June 30, 2012, cash, cash equivalents and investments increased by $580,000 despite declining revenues, compared to the end of 2011. As of June 30, 2012 we held cash and investments of $12.1 million compared to $11.5 million at the end of last year. Our cash balance increased due to lower operating expenses and capital expenditures, and improving ACV.

2012 Initiatives

“In the second year of our turnaround plan we are focused on four corporate initiatives,” stated Hank Riner Onvia’s Chief Executive Officer. “First, we plan to deliver incremental improvement in our Small/Medium Business or SMB results. We made good progress in the second quarter; new client acquisition grew sequentially compared to the first quarter this year, and client retention rates reached a record high in June. We believe that the addition of Term Contract Center to our solution suite will contribute to the momentum we generated in the first two quarters of 2012.

“Second, we continue to strengthen our Enterprise sales organization. During the second quarter we focused on defining the verticals assigned to each of our four business development managers to improve their effectiveness. The new members of the team complete their ramp this quarter, and we expect to begin to scale our results by early 2013.”

In the second quarter, our blended ACVC, including both SMB and Enterprise acquisition, was $9,527, up 25% from $7,597 in the same quarter last year. Blended ACVC may fluctuate in sequential quarters until Enterprise results become more consistent.

“Third, we need to continue to execute on our product roadmap,” continued Mr. Riner. “In July we released our second new product of 2012, Term Contract Center, which helps our clients take advantage of the growing trend by government agencies to make purchases using term contracts. Term Contract Center arms our clients with essential business intelligence that helps them compete more effectively before the bids and request for proposals are published. Every new release further differentiates us from our competition and solidifies our position as a market authority in the public procurement space.”

“Finally, our strategic message to the marketplace must improve,” Mr. Riner concluded. “Today Onvia is perceived as a lead generation service. While providing leads will always be an important part of our value proposition, we continue to evolve into a database and decision analytics company. Our marketing message must effectively communicate this strategic direction. Throughout the second quarter, we began a series of webinars to show our target audience that our public sector knowledge extends far beyond lead generation. The successful execution of this initiative is expected to drive revenue growth, improve sales effectiveness and build our brand. We measure the success of our marketing initiatives through improvements in ACV and ACVC.”

Conference Call

Onvia will hold a conference call later today (August 9, 2012) to discuss our second quarter results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

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To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, August 9, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-894-5910

International: 1-785-424-1052

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until September 9, 2012:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11638

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Income to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
GAAP net income	$72	$60	$235	$132	$628
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(8)	(16)	(9)	(24)	(20)
Depreciation and amortization	710	659	613	1369	1252
Amortization of stock-based compensation	72	20	82	92	145

Adjusted EBITDA	$846	$723	$921	$1569	$2005

About Annual Contract Value (ACV)

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the

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annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenues from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made by Onvia’s transformation plan, and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new customers; client adoption of Onvia’s enterprise solutions may be slower than expected; identifying partners to distribute Onvia’s content may be slower than expected; Onvia’s new product releases may fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 12 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports the spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2012 and June 30, 2011

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$4,694	$5,056	$9,397	$10,354
Content license	553	559	1,090	1,111
Management information reports	196	131	341	321
Other	103	100	214	203

Total revenue	5,546	5,846	11,042	11,989
Cost of revenue	849	891	1,709	1,796

Gross margin	4,697	4,955	9,333	10,193
Operating expenses:
Sales and marketing	2,678	2,644	5,425	5,291
Technology and development	1,070	999	2,112	2,040
General and administrative	885	1,086	1,688	2,254

Total operating expenses	4,633	4,729	9,225	9,585

Income from operations	64	226	108	608
Interest and other income, net	8	9	24	20

Net income	$72	$235	$132	$628

Unrealized (loss) / gain on available-for-sale securities	—	—	(1)	1

Comprehensive income	$72	$235	$131	$629

Basic net income per common share	$0.01	$0.03	$0.02	$0.07

Diluted net income per common share	$0.01	$0.03	$0.01	$0.07

Basic weighted average shares outstanding	8,520	8,468	8,513	8,452

Diluted weighted average shares outstanding	8,852	8,558	8,836	8,554

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,492	$3,378
Short-term investments, available-for-sale	8,615	8,149
Accounts receivable, net of allowance for doubtful accounts of $27 and $37	1,048	1,124
Prepaid expenses and other current assets	445	551

Total current assets	13,600	13,202
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,249	1,275
Internal use software, net of accumulated amortization	5,860	6,175
Deferred tax assets, net of current portion	651	588
Other long-term assets	92	92

Total long term assets	7,852	8,130

TOTAL ASSETS	$21,452	$21,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$841	$609
Accrued expenses	682	709
Unearned revenue, current portion	7,390	7,999
Other current liabilities	388	215

Total current liabilities	9,301	9,532
LONG TERM LIABILITIES:
Unearned revenue, net of current portion	628	489
Deferred rent, net of current portion	482	568
Other lomg-term liabilities	88	74

Total long term liabilities	1,198	1,131

TOTAL LIABILITIES	10,499	10,663
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,523,524 and 8,494,290 shares issued; and 8,523,498 and 8,494,264 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	—	—
Additional paid in capital	352,915	352,762
Accumulated other comprehensive loss	—	1
Accumulated deficit	(341,963)	(342,095)

Total stockholders’ equity	10,953	10,669

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,452	$21,332

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2012 and June 30, 2011

	Six Months Ended June 30,
	2012	2011
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$132	$628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,369	1,252
Idle lease accrual	(34)	—
Stock-based compensation	92	145
Change in operating assets and liabilities:
Accounts receivable	76	646
Prepaid expenses and other assets	34	177
Accounts payable	227	(424)
Accrued expenses	(27)	(87)
Unearned revenue	(470)	(1,352)
Deferred rent	(72)	(56)

Net cash provided by operating activities	1,327	929
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(233)	(351)
Additions to internal use software	(593)	(709)
Purchases of investments	(8,539)	(7,997)
Sales of investments	2,273	550
Maturities of investments	5,799	2,024
Return of security deposits	45	135

Net cash used in investing activities	(1,248)	(6,348)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(24)	—
Proceeds from exercise of stock options	59	111

Net cash provided by financing activities	35	111

Net increase / (decrease) in cash and cash equivalents	114	(5,308)
Cash and cash equivalents, beginning of period	3,378	7,522

Cash and cash equivalents, end of period	$3,492	$2,214

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